Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
 Strong Second Quarter Results

- Quarterly earnings per share of $0.52
- Loan growth of $74 million in the quarter (8% annualized)
- Additional balance sheet restructuring completed during the quarter

                        SYRACUSE, N.Y. — July 23, 2013 — Community Bank System, Inc. (NYSE: CBU) reported net income of $21.1 million for second quarter 2013, compared with $21.1 million earned for the second quarter of 2012.  Diluted earnings per share were $0.52 for the second quarter of 2013, versus $0.53 in the second quarter of last year.  Year-to-date earnings increased 3.7% over the first six months of 2012, to $41.4 million ($1.02 per share).

Total revenue for the second quarter of 2013 was $85.5 million, an increase of $4.1 million, or 5.0%, compared to second quarter 2012.  Higher revenue was driven by higher non-interest income from an increased deposit account base, along with continued solid organic growth in wealth management and benefits administration services.  Net interest income was up 1.1% from the second quarter 2012 reflective of productive acquired and organic loan growth over the past twelve months, as well as the balance sheet restructuring activities completed in the first and second quarters of 2013.  The quarterly provision for loan losses of $1.3 million was $0.8 million lower than the second quarter of 2012, reflective of lower net charge-offs and the continuation of generally stable and favorable asset quality metrics. Total operating expenses of $54.4 million for the quarter were $5.0 million, or 10.1%, higher than the second quarter of 2012, primarily driven by additional operating costs associated with the branch acquisitions completed in third quarter 2012.

“The positive operating momentum from the first quarter continued through the midpoint of 2013, with solid organic loan growth, a strong increase in fee income, responsible expense management, and very positive asset quality metrics,” said President and Chief Executive Officer Mark E. Tryniski.  “Our results through June 30, 2013, reflect our balanced approach to growth, both acquired and organic.  Non-interest income growth remained robust in the second quarter with double-digit year-over-year increases in our deposit service fees, wealth management services and our benefit plan services.  With solid growth in our loan portfolio, appropriate management of our funding costs, a strong capital position and exceptional asset quality metrics, we believe that we’re well positioned for the remainder of 2013 and beyond.”

Second quarter net interest income of $58.4 million increased 1.1% compared with the prior year period, despite a planned reduction of  interest-earning assets and interest-bearing liabilities, the net result of solid loan growth and the balance sheet restructuring activities.  Second quarter interest income was down $6.4 million compared to the prior year quarter as a result of  a $50.7 million net decrease in interest-earning assets along with a 43-basis point decline in the earning asset yield, driven by lower yields on both loans (down 63 basis points) and investment securities (down 14 basis points).  This was more than offset by a $7.1 million decrease in interest expense reflecting a $246.1 million reduction in interest-bearing liabilities coupled with a 46-basis point decline in the Bank’s cost of funds.  The lower cost of funds was driven by continued low market interest rates that enabled the Company to lower deposit rates to produce a 20-basis point decline in the interest-bearing deposit rate in comparison to second quarter 2012, and the extinguishment of certain higher cost borrowings.  During the first and second quarters of 2013, the Company initiated and completed a balance sheet restructuring program that involved selling nearly $650 million of longer duration investment securities and using the proceeds to retire $502 million of Federal Home Loan Bank (FHLB) borrowings.

Community Bank System, Inc.

Second quarter non-interest income of $27.1 million increased $3.4 million, or 14.4% compared to last year’s second quarter.  Deposit service revenues grew $1.3 million, or 11.9%, to $12.3 million, as a result of a 15.5% increase in deposit account balances, reflective of both the branch acquisitions and organic growth across the franchise.  Wealth management revenues were up $0.9 million, or 30.4%, over second quarter 2012, driven by solid gains in trust services, asset management and advisory services, and favorable market conditions. Employee benefits administration and consulting revenues grew 8.5% to $9.4 million benefitting from new and expanded customer relationships.  Noninterest income for the six months ended June 30, 2013 was $53.2 million (31% of total revenue) an increase of $6.0 million, or 12.8%, compared to the first six months of 2012.

Quarterly operating expenses of $54.4 million increased $5.0 million, or 10.1%, over the second quarter of 2012, principally reflecting the recurring operating expenses of the branches acquired in the third quarter of 2012.  Salaries and employee benefits increased $3.4 million, or 12.8%, and occupancy costs grew 10.1% primarily as a result of the branch acquisitions.  Other expenses increased by $0.9 million, or 5.8%, also a reflection of the additional costs of operating an expanded franchise, including customer service and account processing.  Year-to-date operating expenses were $108.9 million, an increase of $10.2 million, or 10.3%, over the prior year period.

The second quarter and first half of 2013’s effective income tax rate of 29.2% was consistent with the 29.1% rate reported in the first six months of 2012, reflective of generally stable proportions of income being generated from fully taxable and non-taxable sources.

Balance Sheet Restructuring Completed

In April 2013, the Company sold an additional $250.1 million of investment securities related to its balance sheet restructuring program initiated in the first quarter of 2013, and extinguished an additional $135.0 million of FHLB borrowings.  The Company realized $16.0 million of gains, and incurred $15.7 million of early extinguishment costs in the second quarter.   During the first quarter of 2013 the Company sold $398.7 million of investment securities, realizing $47.8 million of gains, and utilized the proceeds to retire FHLB borrowings of $366.6 million with $47.8 million of early extinguishment costs.  As a result of this initiative the size the Company’s balance sheet was reduced by approximately 7% during the first half of the year.  Although these transactions were essentially neutral to both year-to-date earnings and total capital, they effectively created over $35 million of incremental regulatory (Tier 1) capital, and are expected to be modestly additive to future net interest income generation.

Financial Position

Average earning assets for the second quarter of 2013 were $6.3 billion, a decrease of $412.0 million, or 6.2%, compared to the fourth quarter of 2012, and reflective of the balance sheet restructuring activities described above.  Compared to the prior year period, second quarter average earning assets were down $50.7 million.  Ending investment securities, including cash equivalents, totaled $2.37 billion at June 30, 2013, $573.1 million lower than the prior year quarter end due to the balance sheet restructuring initiatives described above.  Ending loans increased $374.3 million year-over-year, or 10.5%, reflecting both loans from the acquired branches and strong organic growth in the consumer lending portfolios.  Total deposits at second quarter end increased by $759.8 million, or 15.5%, from June 30, 2012, primarily a result of the branch acquisitions in third quarter of last year. Total deposits have increased by $42.1 million, an annualized increase of 1.5%, compared to the 2012 year end.  The Company’s Tier 1 leverage ratio improved to 9.43% for the current quarter, up 65 basis points from March 31, 2013 and 103 basis points higher than the fourth quarter of 2012.  Tangible equity to net tangible assets declined 15 basis points from the end of the first quarter, to 7.43%, reflective of changes in the net unrealized gains on available for sale securities.

Community Bank System, Inc.

Asset Quality

The Company’s asset quality metrics for the second quarter of 2013 remained substantially better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $0.8 million for the second quarter, compared to $2.1 million for the second quarter of 2012 and $1.4 million for the first quarter of 2013.  Nonperforming loans as a percentage of total loans were 0.62% at June 30, 2013, down from 0.71% at March 31, 2013, and down from 0.90% of total loans at June 30, 2012.  The total delinquency ratio of 1.50% at the end of the second quarter was down 21 basis points from second quarter 2012 and five basis points lower than the end of the first quarter 2013.  The second quarter provision for loan losses of $1.3 million was down $0.8 million, or 39%, compared to second quarter 2012, consistent with the lower level of net charge-offs and nonperforming loans in the current quarter.  The allowance for loan losses to nonperforming loans was 178% at June 30, 2013, compared to 131% at June 30, 2012 and 157% as of March 31, 2013.

Stock Repurchase Authorization

The Company’s Board of Directors approved a stock repurchase program, in December 2012, authorizing the repurchase of up to 2.0 million shares of the Company’s common stock at the discretion of executive management. The authorization period started on January 1, 2013 and ends on December 31, 2013.  The Company did not repurchase any stock in the first half of 2013.

Rebranding Pennsylvania Banking Operations

The Company announced in early June that it will rebrand its First Liberty Bank and Trust operations in Northeastern Pennsylvania to Community Bank, N.A.  The Company entered the Pennsylvania market with the acquisition of First Liberty in 2001 and decided to maintain the brand to preserve the goodwill associated with the name.

“We believe that the rebranding of our Pennsylvania operations will enable our customers in these markets to have a clearer understanding of our service footprint and the range of our product and service offerings,” Mr. Tryniski said. “We also view this as an opportunity to streamline our marketing effort with a single brand, which is expected to provide enhanced efficiency.”  The changeover is targeted to be completed by early September 2013.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) July 24, 2013 to discuss second quarter results.  The conference call can be accessed at 877-551-8082 (1-904-520-5770 if outside United States and Canada).  An audio recording will be available one hour after the call until September 30, 2013, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2985411.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=94759. The recording will be archived until July 24, 2014 and can be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has more than $7.0 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	June 30,	June 30,	June 30,	June 30,
Earnings	2013	2012	2013	2012
Loan income	$46,412	$47,077	$93,530	$94,715
Investment income	17,728	23,468	38,535	43,341
Total interest income	64,140	70,545	132,065	138,056
Interest expense	5,708	12,774	15,208	26,376
Net interest income	58,432	57,771	116,857	111,680
Provision for loan losses	1,321	2,155	2,714	3,799
Net interest income after provision for loan losses	57,111	55,616	114,143	107,881
Deposit service fees	12,345	11,035	23,940	21,404
Mortgage banking revenues	342	234	513	554
Other banking services	678	662	1,545	1,336
Wealth management services	4,045	3,101	7,743	6,233
Benefit trust, administration, consulting and actuarial fees	9,397	8,664	19,167	17,637
Gain on sales of investment securities	16,008	0	63,799	0
Loss on debt extinguishments	(15,717)	0	(63,500)	0
Total noninterest income	27,098	23,696	53,207	47,164
Salaries and employee benefits	30,286	26,844	60,769	54,269
Occupancy and equipment and furniture	6,750	6,130	13,815	12,593
Amortization of intangible assets	1,140	1,045	2,319	2,131
Acquisition expenses	0	164	0	424
Other	16,200	15,187	32,025	29,356
Total operating expenses	54,376	49,370	108,928	98,773
Income before income taxes	29,833	29,942	58,422	56,272
Income taxes	8,711	8,871	17,059	16,375
Net income	21,122	21,071	$41,363	$39,897
Basic earnings per share	$0.53	$0.53	$1.03	$1.02
Diluted earnings per share	$0.52	$0.53	$1.02	$1.01

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013		2012
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$46,412	$47,118	$49,405	$48,590	$47,077
Investment income	17,728	20,807	22,545	22,804	23,468
Total interest income	64,140	67,925	71,950	71,394	70,545
Interest expense	5,708	9,500	11,981	12,619	12,774
Net interest income	58,432	58,425	59,969	58,775	57,771
Provision for loan losses	1,321	1,393	2,666	2,643	2,155
Net interest income after provision for loan losses	57,111	57,032	57,303	56,132	55,616
Deposit service fees	12,345	11,595	12,603	12,057	11,035
Mortgage banking revenues	342	171	161	128	234
Other banking services	678	867	613	1,277	662
Wealth management services	4,045	3,698	3,449	3,194	3,101
Benefit trust, administration, consulting and actuarial fees	9,397	9,770	9,397	8,912	8,664
Gain on sales of investment securities	16,008	47,791	0	291	0
Loss on debt extinguishments	(15,717)	(47,783)	0	0	0
Total noninterest income	27,098	26,109	26,223	25,859	23,696
Salaries and employee benefits	30,286	30,483	29,639	28,126	26,844
Occupancy and equipment	6,750	7,065	6,665	6,541	6,130
Amortization of intangible assets	1,140	1,179	1,264	1,212	1,045
Acquisition expenses & litigation settlement	0	0	3,027	4,796	164
Other	16,200	15,825	16,304	15,410	15,187
Total operating expenses	54,376	54,552	56,899	56,085	49,370
Income before income taxes	29,833	28,589	26,627	25,906	29,942
Income taxes	8,711	8,348	7,823	7,539	8,871
Net income	21,122	20,241	18,804	18,367	21,071
Basic earnings per share	$0.53	$0.51	$0.47	$0.46	$0.53
Diluted earnings per share	$0.52	$0.50	$0.47	$0.46	$0.53
Profitability
Return on assets	1.21%	1.11%	1.00%	0.98%	1.20%
Return on equity	9.70%	9.18%	8.20%	8.12%	9.82%
Return on tangible equity(3)	16.38%	15.32%	13.55%	13.27%	16.01%
Noninterest income/operating income (FTE) (1)	30.2%	29.5%	29.0%	28.8%	27.6%
Efficiency ratio (2)	59.9%	60.3%	58.2%	56.5%	56.1%
Components of Net Interest Margin (FTE)
Loan yield	4.79%	4.98%	5.16%	5.25%	5.42%
Cash equivalents yield	0.26%	0.26%	0.26%	0.26%	0.34%
Investment yield	3.83%	3.79%	3.85%	3.82%	3.97%
Earning asset yield	4.35%	4.44%	4.54%	4.54%	4.78%
Interest-bearing deposit rate	0.24%	0.28%	0.34%	0.40%	0.44%
Borrowing rate	3.36%	3.76%	3.89%	3.56%	2.85%
Cost of all interest-bearing funds	0.46%	0.73%	0.89%	0.94%	0.99%
Cost of funds (includes DDA)	0.38%	0.61%	0.74%	0.78%	0.84%
Net interest margin (FTE)	3.98%	3.86%	3.83%	3.79%	3.96%
Fully tax-equivalent adjustment	$3,644	$4,022	$4,209	$4,332	$4,335

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013		2012
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$3,899,744	$3,860,722	$3,834,068	$3,708,143	$3,512,427
Cash equivalents	148,188	83,812	106,851	138,251	10,017
Taxable investment securities	1,565,757	1,965,073	2,035,651	2,065,121	2,091,575
Nontaxable investment securities	642,424	655,694	691,525	717,608	692,839
Total interest-earning assets	6,256,113	6,565,301	6,668,095	6,629,123	6,306,858
Total assets	7,003,823	7,368,906	7,506,371	7,426,818	7,058,473
Interest-bearing deposits	4,581,206	4,581,130	4,545,347	4,409,813	4,003,213
Borrowings	358,627	686,483	830,149	918,789	1,182,707
Total interest-bearing liabilities	4,939,833	5,267,613	5,375,496	5,328,602	5,185,920
Noninterest-bearing deposits	1,095,774	1,095,256	1,098,193	1,066,689	907,153
Shareholders' equity	873,108	893,746	912,321	900,147	862,747
Balance Sheet Data
Cash and cash equivalents	$148,573	$330,298	$228,558	$287,753	$130,902
Investment securities	2,366,512	2,448,120	2,818,527	2,895,285	2,931,918
Loans:
Business lending	1,225,671	1,222,835	1,233,944	1,233,928	1,216,309
Consumer mortgage	1,527,341	1,480,192	1,448,415	1,390,130	1,289,155
Consumer indirect	663,924	639,560	647,518	642,196	591,249
Home equity	347,335	353,365	364,225	372,493	310,555
Consumer direct	171,727	165,649	171,474	173,710	154,402
Total loans	3,935,998	3,861,601	3,865,576	3,812,457	3,561,670
Allowance for loan losses	43,473	42,913	42,888	42,817	41,828
Intangible assets, net	384,815	385,954	387,134	388,398	358,435
Other assets	228,291	238,013	239,893	229,297	225,234
Total assets	7,020,716	7,221,073	7,496,800	7,570,373	7,166,331
Deposits:
Noninterest-bearing	1,120,683	1,115,417	1,110,994	1,098,135	944,695
Non-maturity interest-bearing	3,608,829	3,678,905	3,501,630	3,533,837	2,942,333
Time	940,618	980,502	1,015,415	1,076,657	1,023,324
Total deposits	5,670,130	5,774,824	5,628,039	5,708,629	4,910,352
Borrowings	322,319	361,422	728,061	728,116	1,157,872
Subordinated debt held by unconsolidated subsidiary trusts	102,085	102,079	102,073	102,067	102,060
Accrued interest and other liabilities	76,151	105,454	135,849	126,962	110,988
Total liabilities	6,170,685	6,343,779	6,594,022	6,665,774	6,281,272
Shareholders' equity	850,031	877,294	902,778	904,599	885,059
Total liabilities and shareholders' equity	7,020,716	7,221,073	7,496,800	7,570,373	7,166,331
Capital
Tier 1 leverage ratio	9.43%	8.78%	8.40%	8.32%	8.98%
Tangible equity/net tangible assets (3)	7.43%	7.58%	7.62%	7.54%	8.09%
Diluted weighted average common shares O/S	40,558	40,321	40,179	40,139	40,057
Period end common shares outstanding	40,099	39,989	39,626	39,571	39,472
Cash dividends declared per common share	$0.27	$0.27	$0.27	$0.27	$0.26
Book value	$21.20	$21.94	$22.78	$22.86	$22.42
Tangible book value(3)	$12.35	$13.01	$13.72	$13.73	$14.00
Common stock price (end of period)	$30.85	$29.63	$27.36	$28.19	$27.12

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2013		2012
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$22,996	$24,806	$26,360	$27,370	$28,571
Accruing loans 90+ days delinquent	1,440	2,560	2,748	3,349	3,437
Total nonperforming loans	24,436	27,366	29,108	30,719	32,008
Other real estate owned (OREO)	5,066	6,838	4,788	3,384	2,899
Total nonperforming assets	29,502	34,204	33,896	34,103	34,907
Net charge-offs	762	1,368	2,596	1,654	2,136
Allowance for loan losses/loans outstanding	1.10%	1.11%	1.11%	1.12%	1.17%
Nonperforming loans/loans outstanding	0.62%	0.71%	0.75%	0.81%	0.90%
Allowance for loan losses/nonperforming loans	178%	157%	147%	139%	131%
Net charge-offs/average loans	0.08%	0.14%	0.27%	0.18%	0.24%
Delinquent loans/ending loans	1.50%	1.55%	1.92%	1.79%	1.71%
Loan loss provision/net charge-offs	173%	102%	103%	160%	101%
Nonperforming assets/total assets	0.42%	0.47%	0.45%	0.45%	0.49%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$18,272	$19,756	$21,928	$21,733	$22,395
Accruing loans 90+ days delinquent	1,349	2,164	2,355	3,038	3,070
Total nonperforming loans	19,621	21,920	24,283	24,771	25,465
Other real estate owned (OREO)	2,963	3,844	1,397	1,671	1,577
Total nonperforming assets	22,584	25,764	25,680	26,442	27,042
Net charge-offs	604	1,102	1,863	1,754	1,217
Allowance for loan losses/loans outstanding	1.19%	1.21%	1.21%	1.24%	1.28%
Nonperforming loans/loans outstanding	0.55%	0.64%	0.71%	0.74%	0.79%
Allowance for loan losses/nonperforming loans	215%	190%	171%	167%	161%
Net charge-offs/average loans	0.07%	0.13%	0.19%	0.21%	0.16%
Delinquent loans/ending loans	1.44%	1.48%	1.82%	1.65%	1.62%
Loan loss provision/net charge-offs	210%	113%	102%	119%	180%
Nonperforming assets/total assets	0.34%	0.38%	0.36%	0.37%	0.40%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement, and gains and losses on sales of investment securities and debt prepayments.
(3) Includes deferred tax liabilities (of approximately $30.0 million at 6/30/13) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.